Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Seagate Technology for the registration of $1,250,000,000 of its debt securities and to the incorporation by reference therein of our reports dated September 7, 2006, with respect to the consolidated financial statements of Seagate Technology, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, included in its Annual Report (Form 10-K) of Seagate Technology for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 11, 2006